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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

               EXCITE ACQUIRES MATCHLOGIC, THE LEADER IN INTERNET

                              ADVERTISING SERVICES

           DEAL MERGER LEADING ONLINE SERVICE AND PREMIER ADVERTISING

          SERVICES COMPANY TO DELIVER ONE-TO-ONE MARKETING ON THE WEB

REDWOOD CITY, Calif. - January 15, 1998 - Excite, Inc. (NASDAQ: XCIT) today announced that it has signed a definitive agreement to acquire MatchLogic, Inc., for approximately 3.2M shares of Excite stock, valued at $89M. The acquisition positions Excite at the forefront of the emerging direct marketing boom on the Web and diversifies the Company's advertising revenue streams with sophisticated ad campaign management services. MatchLogic realized in excess of $4 million in revenues in 1997 and is expected to add significant new revenue to Excite this year.

Under the terms of the agreement, Excite will exchange Excite common stock valued at $89 million for all of MatchLogic's outstanding stock. The transaction has been approved by MatchLogic's shareholders and Board of Directors and by Excite's Board of Directors. The acquisition is subject to certain conditions, including obtaining necessary accounting and regulatory approvals.

"More and more ad dollars on the Web are being spent on one-to-one marketing, as opposed to simple brand messaging," said George Bell, president and CEO, Excite, Inc. "In 1996, according to Direct magazine, more than two-thirds of all advertising dollars, on and off the Web, were spent on direct marketing. MatchLogic's targeting capabilities put Excite at the front of this shift in advertiser spending patterns on the Web."

MORE SERVICES FOR EXCITE ADVERTISERS

In March, Excite will begin using MatchLogic to provide advertising services on Excite (www.excite.com) and WebCrawler (www.webcrawler.com), Excite's flagship brands. This relationship offers Excite's advertisers the Web's best ad measurement and targeting solutions. These solutions will be sold by Excite's sales force.

As an independent subsidiary of Excite, MatchLogic will continue to provide campaign management services to top Internet agencies and their advertising clients. Campaign management services, which have been designed to make the Internet a more effective advertising medium, give advertisers a third-party centralized facility for changing and managing creative, and reporting and measuring Internet campaign efficiency.

MatchLogic supports five data centers across the US and Europe which served ads on over 2500 sites and over 500 million advertising impressions in December on behalf of its customers, including top advertisers such as General Motors and AT&T, and leading agencies such as Grey, DDB Needham and Thunderhouse.





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"Whether it's managing Excite's advertising inventory or independently offering campaign management solutions to other clients, our mission remains the same," according to Pete Estler, president and CEO of MatchLogic. "We help online advertisers deliver the right ad, to the right person, with the right offer, at the right time, and to know within seconds whether the ad was effective. The combined leverage of this merger will provide the best relationship management services, with the combined highest reach, across the Internet." Estler will continue to lead MatchLogic as an independent subsidiary based in Louisville, Colorado.

TAKING ADVANTAGE OF A TREND IN DIRECT MARKETING

Because of its interactive and community-like qualities, the Web is expected to surpass traditional media in its ability to let advertisers create a one-to-one relationship with customers. Forrester Research predicts that in 1997, more than half of Web advertising dollars were spent on direct marketing, growing to more than three quarters by the year 2000. (Forrester Research, "Branding on the Web" August 1997)

"This strategic merger will deliver the kind of capabilities that Modern Media needs to deliver more innovative and impactful direct marketing programs for our clients," said John Nardone, vice president, director of media research services, Modem Media.

ABOUT MATCHLOGIC, INC.

Founded in 1995, MatchLogic is a Colorado-based online advertising services firm dedicated to providing advertisers and agencies with a complete solution for the management, and optimization of their Internet advertising campaigns. MatchLogic has over 100 cumulated years of direct marketing and advertising experience, bringing together people from companies that include Bell Laboratories, EDS, Polk, National Demographics and Lifestyles, Neodata and Abacus.

ABOUT EXCITE, INC.

Founded in 1994, Excite, Inc. is an Internet media company which offers the Web's first free online service. The Excite Network consists of Excite's two flagship brands, Excite (http://www.excite.com), WebCrawler (http://webcrawler.com). Localized versions of Excite are also available internationally for the United Kingdom, Germany, France, Sweden, Netherlands, Australia and Japan. Based in Redwood City, Calif., Excite, Inc. (NASDAQ:
XCIT) has strategic relationships with America Online, Inc., Intuit, Inc., Tribune Company, CUC Investments Inc., Apple Computer, Inc. and Netscape Communications Corp.


                                  FOR INFORMATION, CONTACT:

                          MatchLogic                        Melissa Walia
                          Shari Pohlman                     Excite, Inc.
                          303-655-4007 x197                 650-569-2213





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NOTE:  Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements, including the forward looking statement concerning MatchLogic's contribution to revenues of Excite in 1998, involve significant risks and uncertainties, including and without limitation: risk related to the consummation of Excite's acquisition of MatchLogic, including receiving a favorable ruling from the SEC with respect to the accounting treatment of the transaction; risks involved in assimilating MatchLogic while maintaining appropriate independence of MatchLogic's operations; risks involved in retaining and motivating key MatchLogic personnel, who are not subject to noncompetition agreements; risks to Excite of the increased negative cash flow and increased operating expenses arising out of, among other items, the proposed MatchLogic and prior Netbot acquisitions; risks inherent in MatchLogic's business, including privacy concerns arising out of MatchLogic's database marketing activities, which account for a majority of MatchLogic's revenues; risks, in particular, related to the achievement of new revenue to Excite in 1998 from the MatchLogic operations, including the extremely limited operating history of MatchLogic on which to base any revenue projection, the likely fluctuations in operating results of MatchLogic due to factors beyond MatchLogic's or Excite's control, the reliance by MatchLogic on small numbers of customers for a substantial percentage of its projected revenues, the acceptance by MatchLogic's advertising customers of MatchLogic being owned by Excite (from which MatchLogic purchases advertising and the willingness by the other sites from which MatchLogic purchases advertising (particularly those which are direct competitors of Excite) to accept future advertising placements from MatchLogic; and risks related to Excite's ongoing success, as detailed in Excite's most recent reports on Forms 10-K and 10-Q (as amended), on file with the SEC.











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